Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports First Quarter 2025 Financial Results
ALEXANDRIA, Louisiana, April 30, 2025 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the first quarter of 2025.
Net income for the first quarter of 2025 was $10.4 million, or $1.52 per diluted common share (“EPS”), an increase of $1.0 million, or 11.2%, compared to $9.3 million, or $1.37 EPS, for the fourth quarter of 2024, and an increase of $2.2 million, or 26.4%, compared to $8.2 million, or $1.16 EPS, for the first quarter of 2024. For the first quarter of 2025, the quarterly return on assets was 1.32%, and the quarterly return on equity was 12.85%.
First Quarter 2025 Performance and Operational Highlights
The Company had solid financial results for the first quarter of 2025. The net interest margin, net interest income, and net income increased. The balance sheet reflects good loan growth, while deposits and assets had slight increases. We increased the quarterly cash dividend paid to shareholders by 33.3% to $0.12 per share for the first quarter of 2025. Also, in the first quarter, we completed significant upgrades to our digital banking systems.
•Net income for the first quarter of 2025 was $10.4 million, which was $1.0 million, or 11.2%, higher than the prior quarter. Net income for the first quarter increased due to having higher net interest income, along with approximately $620,000 of periodic items that reduced operating expenses. These operating expense reductions benefited EPS by approximately $0.07.
•Net interest income and net interest margin FTE increased for the first quarter of 2025 compared to the prior quarter. Net interest income for the first quarter of 2025 was $24.6 million, which was $923,000, or 3.9%, higher than the prior quarter. Net interest margin FTE increased 13 basis points (“bp(s)”) to 3.22% for the first quarter of 2025, compared to 3.09% for the prior quarter. These improvements resulted from higher securities yields and lower deposit rates.
•As of March 31, 2025, assets were $3.19 billion, which was $36.8 million, or 1.2%, higher than December 31, 2024. The increase was mainly due to a $20.6 million increase in deposits.
•Deposits totaled $2.83 billion as of March 31, 2025, an increase of $20.6 million, or 0.7%, compared to $2.81 billion as of December 31, 2024. This increase was mainly due to higher balances in consumer and commercial customer deposit accounts, partially offset by the seasonal outflow of funds from public entity customers.
•As of March 31, 2025, loans held for investment (“HFI”) were $2.11 billion, which was $39.7 million, or 1.9%, higher than $2.08 billion as of December 31, 2024. In the first quarter of 2025, we had steady new loan closing activity, combined with funding of loan construction commitments.
•As of March 31, 2025, total securities were $699.5 million, which was $14.7 million, or 2.1%, higher than December 31, 2024. Securities increased mainly due to the purchase of new securities, combined with a smaller net unrealized loss on securities available-for-sale (“AFS”).
•As of March 31, 2025, liquid assets, which are cash and cash equivalents, were $252.2 million, and the liquid assets to assets ratio was 7.91%. We do not have any borrowings, brokered deposits, or internet-sourced deposits.
•The provision for credit losses was $450,000 for the first quarter of 2025, compared to $300,000 for the prior quarter. The $150,000 increase was due to loan growth and uncertainty regarding tariffs and trade.
•As of March 31, 2025, nonperforming assets (“NPA(s)”) were $5.2 million, or 0.16% of assets, and the allowance for credit losses (“ACL”) was $21.8 million, or 1.03% of loans HFI.
•In the first quarter of 2025, the quarterly cash dividend increased by 33.3% to $0.12 per common share, up from $0.09 per common share for each quarter in 2024.
•The 2025 stock repurchase program authorizes us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2025 through December 31, 2025. As of March 31, 2025, the 2025 stock repurchase program had $5.0 million of available capacity.
•In the first quarter of 2025, Red River Bank’s online, mobile banking, and bill payment systems were upgraded in order to improve our digital services for all customers.
•In the first quarter of 2025, S&P Global Market Intelligence ranked the Bank 14th of the top 50 best deposit franchises in 2024 for banks with assets between $3.0 and $10.0 billion.
•On March 14, 2025, our board of directors and executive management had the privilege of ringing the closing bell at the Nasdaq Market Site in New York to commemorate being a public company for 6 years.
Blake Chatelain, President and Chief Executive Officer, stated, “We are pleased with the financial results for the first quarter of 2025. We produced solid net interest margin improvement, higher net income, and positive, relationship-based core loan growth.

As a result of consistent earnings, strong capital levels, and confidence in our consistent and conservative banking culture, the board of directors approved a 33.3% increase to the quarterly cash dividend for the first quarter of 2025 to $0.12 per share.
“We continue to be very focused on net interest margin improvement and managing our cost of deposits, while also focusing on redeploying assets into higher yielding assets. In the first quarter of 2025, our net interest margin FTE increased by 13 bps, net interest income increased by 3.9%, and net income increased by 11.2%.
“We remain pleased with the level of our customer banking activity across Louisiana. We are focused on adding experienced relationship bankers and growing our presence in our newer markets. Recently there has been expanded emphasis and renewed efforts on economic development in Louisiana. This has resulted in various new and significant corporate expansion announcements for new projects throughout the state. Overall, as of March 31, 2025, our customers seem optimistic about economic activity and growth.
“Despite this optimism, as result of the April 2, 2025 announcements and changes to the United States tariff policy, we are assessing the possible impact to our customers and the Company. These changes have injected new uncertainty into the economic environment and could result in a slowdown in activity, higher inflation, and a loss of consumer confidence. We are monitoring this situation with our customers as these events unfold. We are hopeful that these policies will be settled quickly and with minimal, negative impact.
“Since the Company was founded in 1998, we have focused on having a consistent, conservative, and prudent banking philosophy and strategy. We remain focused on these principles, while also striving daily to build customer relationships, expand market share, and create value for our shareholders.”
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE increased in the first quarter of 2025 compared to the prior quarter. These measures were both primarily impacted by improved yields on securities and lower deposit rates. The Federal Open Market Committee (“FOMC”) decreased the federal funds rate by 50 bps in September of 2024, and by an additional 50 bps during the fourth quarter of 2024, and then kept the federal funds rate consistent in the first quarter of 2025.
Net interest income for the first quarter of 2025 was $24.6 million, which was $923,000, or 3.9%, higher than the fourth quarter of 2024, due to a $178,000 increase in interest and dividend income, combined with a $745,000 decrease in interest expense. The increase in interest and dividend income was mainly due to higher interest income on securities. Securities income increased $233,000, primarily due to reinvesting lower yielding securities cash flows into higher yielding securities. The decrease in interest expense was primarily due to lower rates on time deposits.
The net interest margin FTE increased 13 bps to 3.22% for the first quarter of 2025, compared to 3.09% for the prior quarter. This increase was due to improved yields on securities and loans, combined with lower deposit costs. The yield on securities increased 11 bps, primarily due to reinvesting lower yielding securities cash flows into higher yielding securities. The yield on loans increased 7 bps due to higher rates on new and renewed loans compared to the existing portfolio yield. The average rate on new and renewed loans was 7.02% for the first quarter of 2025 and 7.25% for the prior quarter. The cost of deposits decreased 10 bps to 1.61% for the first quarter of 2025, compared to 1.71% for the previous quarter, mainly due to lowering selected time deposit rates. As a result of this change, there was a 37 bp decrease on time deposits during the first quarter.
The FOMC kept the federal funds rate consistent in the first quarter of 2025, with the target federal funds range remaining at 4.25%-4.50%. The market’s expectation is that the FOMC may lower the target range of the federal funds rate several times in 2025. During the remainder of 2025, we anticipate receiving approximately $80.0 million in securities cash flows with an average yield of 3.28%, and we project approximately $162.2 million of fixed rate loans will mature with an average yield of 6.15%. We expect to redeploy these balances into slightly higher yielding assets. Additionally, during the second quarter of 2025, we expect $253.6 million of time deposits to mature with an average rate of 4.06%, which we anticipate repricing into slightly lower cost deposits. As of March 31, 2025, floating rate loans were 17.6% of loans HFI, and floating rate transaction deposits were 8.7% of interest-bearing transaction deposits. Depending on balance sheet activity, the movement in interest rates, and the economic outlook, we expect the net interest income and net interest margin FTE to remain fairly consistent for the remainder of 2025.
Provision for Credit Losses
The provision for credit losses for the first quarter of 2025 was $450,000 for loans, which was $150,000 higher than the provision for credit losses of $300,000 for the prior quarter. The increase in the first quarter of 2025 was related to loan growth in the quarter, combined with uncertainty regarding tariffs and trade. The provision in the fourth quarter of 2024, which included $200,000 for loans and $100,000 for unfunded loans commitments, was due to potential economic challenges resulting from the recent inflationary environment, changing monetary policy, and loan growth. We will continue to evaluate future provision needs in relation to current economic situations, loan growth, trends in asset quality, forecasted information, and other conditions influencing loss expectations.

Noninterest Income
Noninterest income totaled $5.3 million for the first quarter of 2025, an increase of $277,000, or 5.5%, compared to $5.0 million for the previous quarter. The increase was mainly due to higher brokerage income and a gain on equity securities, partially offset by lower mortgage loan income and Small Business Investment Company (“SBIC”) income.
Brokerage income was $1.3 million for the first quarter of 2025, an increase of $401,000, or 43.4%, compared to $924,000 for the previous quarter. The higher income in the first quarter of 2025 was due to increased investing activity by clients. Assets under management were $1.14 billion as of March 31, 2025.
Equity securities are an investment in a Community Reinvestment Act (“CRA”) mutual fund consisting primarily of bonds. The gain or loss on equity securities is a fair value adjustment primarily driven by changes in the interest rate environment. Due to the fluctuations in market rates between quarters, equity securities had a gain of $44,000 in the first quarter of 2025, compared to a loss of $91,000 for the previous quarter.
Mortgage loan income totaled $530,000 for the first quarter of 2025, a decrease of $122,000, or 18.7%, compared to $652,000 for the previous quarter due to decreased purchase activity.
SBIC income was $280,000 for the first quarter of 2025, a decrease of $66,000, or 19.1%, compared to $346,000 for the previous quarter. This decrease was primarily due to lower normal income received from these partnerships. We expect SBIC income to be lower in future quarters due to fund value fluctuations.
Operating Expenses
Operating expenses totaled $16.6 million for the first quarter of 2025, a decrease of $252,000, or 1.5%, compared to $16.8 million for the previous quarter. The decrease was mainly due to lower data processing expense and loan and deposit expense, partially offset by higher personnel expense.
Data processing expense totaled $288,000 for the first quarter of 2025, a decrease of $393,000, or 57.7%, compared to $681,000 for the previous quarter. The decrease was attributable to receipt of a $447,000 periodic refund from our data processing center in the first quarter of 2025. This decrease was partially offset by new expenses and $14,000 of nonrecurring implementation fees related to online, mobile banking, and bill payment systems implemented in the first quarter of 2025.
Loan and deposit expenses totaled $62,000 for the first quarter of 2025, a decrease of $272,000, or 81.4%, compared to $334,000 for the previous quarter. This decrease was primarily attributable to receipt of a $173,000 negotiated, variable rebate from a vendor in the first quarter of 2025.
Personnel expenses totaled $10.0 million for the first quarter of 2025, an increase of $254,000, or 2.6%, compared to the previous quarter. This increase was primarily due to an increase in head count, restarting of payroll tax expense, and increased revenue-based commission compensation. As of March 31, 2025 and December 31, 2024, we had 375 and 369 total employees, respectively.
Asset Overview
As of March 31, 2025, assets were $3.19 billion, compared to assets of $3.15 billion as of December 31, 2024, an increase of $36.8 million, or 1.2%. In the first quarter, assets were mainly impacted by a $20.6 million, or 0.7%, increase in deposits. In the first quarter of 2024, liquid assets decreased $16.8 million, or 6.3%, to $252.2 million and averaged $275.9 million for the first quarter. As of March 31, 2025, we had sufficient liquid assets available and $1.66 billion accessible from other liquidity sources. The liquid assets to assets ratio was 7.91% as of March 31, 2025. Total securities increased $14.7 million, or 2.1%, to $699.5 million in the first quarter and were 22.0% of assets as of March 31, 2025. During the first quarter, loans HFI increased $39.7 million, or 1.9%, to $2.11 billion. The loans HFI to deposits ratio was 74.84% as of March 31, 2025, compared to 73.97% as of December 31, 2024.
Securities
Total securities as of March 31, 2025, were $699.5 million, an increase of $14.7 million, or 2.1%, from December 31, 2024. Securities increased mainly due to the purchase of new securities, combined with a smaller net unrealized loss on securities AFS.
The estimated fair value of securities AFS totaled $566.9 million, net of $58.7 million of unrealized loss, as of March 31, 2025, compared to $550.1 million, net of $63.2 million of unrealized loss, as of December 31, 2024. As of March 31, 2025, the amortized cost of securities held-to-maturity (“HTM”) totaled $129.7 million compared to $131.8 million as of December 31, 2024. As of March 31, 2025, securities HTM had an unrealized loss of $21.8 million compared to $22.8 million as of December 31, 2024.
As of March 31, 2025, equity securities, which is an investment in a CRA mutual fund consisting primarily of bonds, totaled $3.0 million compared to $2.9 million as of December 31, 2024.

Loans
Loans HFI as of March 31, 2025, were $2.11 billion, an increase of $39.7 million, or 1.9%, from $2.08 billion as of December 31, 2024. In the first quarter of 2025, we had steady new loan closing activity, combined with funding of loan construction commitments.

Loans HFI by Category
	March 31, 2025		December 31, 2024		Change from December 31, 2024 to March 31, 2025
(dollars in thousands)	Amount	Percent	Amount	Percent	$ Change	% Change
Real estate:
Commercial real estate	$892,205	42.2%	$884,641	42.6%	$7,564	0.9%
One-to-four family residential	617,679	29.2%	614,551	29.6%	3,128	0.5%
Construction and development	175,575	8.3%	155,229	7.5%	20,346	13.1%
Commercial and industrial	339,115	16.0%	327,086	15.8%	12,029	3.7%
Tax-exempt	61,722	2.9%	64,930	3.1%	(3,208)	(4.9%)
Consumer	28,446	1.4%	28,576	1.4%	(130)	(0.5%)
Total loans HFI	$2,114,742	100.0%	$2,075,013	100.0%	$39,729	1.9%
Commercial real estate (“CRE”) loans are collateralized by owner occupied and non-owner occupied properties mainly in Louisiana. Non-owner occupied office loans were $54.2 million, or 2.6% of loans HFI, as of March 31, 2025, and are primarily centered in low-rise suburban areas. The average CRE loan size was $970,000 as of March 31, 2025.
Health care loans are our largest industry concentration and are made up of a diversified portfolio of health care providers. As of March 31, 2025, total health care loans were 8.0% of loans HFI. Within the health care sector, loans to nursing and residential care facilities were 4.2% of loans HFI, and loans to physician and dental practices were 3.4% of loans HFI. The average health care loan size was $370,000 as of March 31, 2025.
Asset Quality and Allowance for Credit Losses
NPAs totaled $5.2 million as of March 31, 2025, an increase of $1.9 million, or 58.6%, from December 31, 2024. The increase was primarily due to a past due loan, partially offset by payoffs and charge-offs of nonaccrual loans. As of early April 2025, the past due loan was brought current by the customer, and NPAs were further reduced by receiving principal payments on two legacy nonaccrual loans. The ratio of NPAs to assets was 0.16% and 0.10% as of March 31, 2025 and December 31, 2024, respectively.
As of March 31, 2025, the ACL was $21.8 million. The ratio of ACL to loans HFI was 1.03% as of March 31, 2025 and 1.05% as of December 31, 2024. The net charge-offs to average loans ratio was 0.02% for the first quarter of 2025 and 0.01% for the fourth quarter of 2024.

Deposits
As of March 31, 2025, deposits were $2.83 billion, an increase of $20.6 million, or 0.7%, compared to December 31, 2024. Average deposits for the first quarter of 2025 were $2.82 billion, an increase of $36.2 million, or 1.3%, from the prior quarter. The following tables provide details on our deposit portfolio:

Deposits by Account Type
	March 31, 2025		December 31, 2024		Change from December 31, 2024 to March 31, 2025
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$906,540	32.1%	$866,496	30.9%	$40,044	4.6%
Interest-bearing deposits:
Interest-bearing demand deposits	147,343	5.2%	154,720	5.5%	(7,377)	(4.8%)
NOW accounts	432,054	15.3%	467,118	16.7%	(35,064)	(7.5%)
Money market accounts	569,613	20.2%	556,769	19.8%	12,844	2.3%
Savings accounts	175,239	6.2%	169,894	6.1%	5,345	3.1%
Time deposits less than or equal to $250,000	403,354	14.2%	403,096	14.3%	258	0.1%
Time deposits greater than $250,000	191,533	6.8%	187,013	6.7%	4,520	2.4%
Total interest-bearing deposits	1,919,136	67.9%	1,938,610	69.1%	(19,474)	(1.0%)
Total deposits	$2,825,676	100.0%	$2,805,106	100.0%	$20,570	0.7%

Deposits by Customer Type
	March 31, 2025		December 31, 2024		Change from December 31, 2024 to March 31, 2025
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,388,944	49.1%	$1,362,740	48.6%	$26,204	1.9%
Commercial	1,200,367	42.5%	1,178,488	42.0%	21,879	1.9%
Public	236,365	8.4%	263,878	9.4%	(27,513)	(10.4%)
Total deposits	$2,825,676	100.0%	$2,805,106	100.0%	$20,570	0.7%
The increase in deposits in the first quarter of 2025 was mainly due to higher balances in consumer and commercial customer deposit accounts, partially offset by the seasonal outflow of funds from public entity customers.
The Bank has a granular, diverse deposit portfolio with customers in a variety of industries throughout Louisiana. As of March 31, 2025, the average deposit account size was approximately $28,000.
As of March 31, 2025, our estimated uninsured deposits, which are the portion of deposit accounts that exceed the FDIC insurance limit (currently $250,000), were approximately $875.2 million, or 31.0% of total deposits. This amount was estimated based on the same methodologies and assumptions used for regulatory reporting purposes. Also, as of March 31, 2025, our estimated uninsured deposits, excluding collateralized public entity deposits, were approximately $689.6 million, or 24.4% of total deposits. Our cash and cash equivalents of $252.2 million, combined with our available borrowing capacity of $1.66 billion, equaled 218.4% of our estimated uninsured deposits and 277.1% of our estimated uninsured deposits, excluding collateralized public entity deposits.
Stockholders’ Equity
Total stockholders’ equity as of March 31, 2025, was $333.3 million compared to $319.7 million as of December 31, 2024. The $13.6 million, or 4.2%, increase in stockholders’ equity during the first quarter of 2025 was attributable to $10.4 million of net income, a $3.9 million, net of tax, market adjustment to accumulated other comprehensive loss related to securities, and $149,000 of stock compensation, partially offset by $813,000 in cash dividends related to a $0.12 per share cash dividend that we paid on March 20, 2025.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission’s (“SEC”) rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and realized book value per share as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business, interest rates, and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended
(dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Net Income	$10,352	$9,306	$8,188

Per Common Share Data:
Earnings per share, basic	$1.53	$1.37	$1.16
Earnings per share, diluted	$1.52	$1.37	$1.16
Book value per share	$49.18	$47.18	$43.43
Tangible book value per share (1)	$48.95	$46.95	$43.20
Realized book value per share (1)	$57.49	$56.07	$52.52
Cash dividends per share	$0.12	$0.09	$0.09
Shares outstanding	6,777,657	6,777,238	6,892,448
Weighted average shares outstanding, basic	6,777,332	6,797,469	7,050,048
Weighted average shares outstanding, diluted	6,796,707	6,816,299	7,066,709

Summary Performance Ratios:
Return on average assets	1.32%	1.18%	1.07%
Return on average equity	12.85%	11.46%	10.77%
Net interest margin	3.17%	3.04%	2.80%
Net interest margin FTE	3.22%	3.09%	2.83%
Efficiency ratio	55.51%	58.71%	60.37%
Loans HFI to deposits ratio	74.84%	73.97%	74.22%
Noninterest-bearing deposits to deposits ratio	32.08%	30.89%	32.61%
Noninterest income to average assets	0.67%	0.63%	0.64%
Operating expense to average assets	2.12%	2.14%	2.07%

Summary Credit Quality Ratios:
NPAs to assets	0.16%	0.10%	0.08%
Nonperforming loans to loans HFI	0.24%	0.16%	0.12%
ACL to loans HFI	1.03%	1.05%	1.06%
Net charge-offs to average loans	0.02%	0.01%	0.00%

Capital Ratios:
Stockholders’ equity to assets	10.46%	10.15%	9.74%
Tangible common equity to tangible assets(1)	10.42%	10.11%	9.69%
Total risk-based capital to risk-weighted assets	18.25%	18.13%	17.84%
Tier I risk-based capital to risk-weighted assets	17.25%	17.12%	16.82%
Common equity Tier I capital to risk-weighted assets	17.25%	17.12%	16.82%
Tier I risk-based capital to average assets	12.01%	11.86%	11.44%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
ASSETS
Cash and due from banks	$36,438	$30,558	$39,664	$35,035	$19,401
Interest-bearing deposits in other banks	215,717	238,417	192,983	178,038	210,404
Securities available-for-sale, at fair value	566,874	550,148	560,555	526,890	545,967
Securities held-to-maturity, at amortized cost	129,686	131,796	134,145	136,824	139,328
Equity securities, at fair value	2,981	2,937	3,028	2,921	2,934
Nonmarketable equity securities	2,349	2,328	2,305	2,283	2,261
Loans held for sale	2,178	2,547	1,805	3,878	1,653
Loans held for investment	2,114,742	2,075,013	2,056,048	2,047,890	2,038,072
Allowance for credit losses	(21,835)	(21,731)	(21,757)	(21,627)	(21,564)
Premises and equipment, net	59,034	59,441	57,661	57,910	57,539
Accrued interest receivable	10,553	10,048	9,465	9,570	9,995
Bank-owned life insurance	30,593	30,380	30,164	29,947	29,731
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	2,611	2,733	2,853	2,973	3,091
Other assets	32,965	33,433	31,285	34,450	32,940
Total Assets	$3,186,432	$3,149,594	$3,101,750	$3,048,528	$3,073,298
LIABILITIES
Noninterest-bearing deposits	$906,540	$866,496	$882,394	$892,942	$895,439
Interest-bearing deposits	1,919,136	1,938,610	1,864,731	1,823,704	1,850,452
Total Deposits	2,825,676	2,805,106	2,747,125	2,716,646	2,745,891
Accrued interest payable	6,463	7,583	11,751	8,747	8,959
Lease liabilities	2,739	2,864	2,982	3,100	3,215
Accrued expenses and other liabilities	18,238	14,302	15,574	13,045	15,919
Total Liabilities	2,853,116	2,829,855	2,777,432	2,741,538	2,773,984
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	38,710	38,655	41,402	44,413	45,177
Additional paid-in capital	2,871	2,777	2,682	2,590	2,485
Retained earnings	348,093	338,554	329,858	321,719	314,352
Accumulated other comprehensive income (loss)	(56,358)	(60,247)	(49,624)	(61,732)	(62,700)
Total Stockholders’ Equity	333,316	319,739	324,318	306,990	299,314
Total Liabilities and Stockholders’ Equity	$3,186,432	$3,149,594	$3,101,750	$3,048,528	$3,073,298

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended
(in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$28,270	$28,285	$25,893
Interest on securities	4,856	4,623	4,064
Interest on deposits in other banks	2,661	2,699	3,039
Dividends on stock	21	23	22
Total Interest and Dividend Income	35,808	35,630	33,018
INTEREST EXPENSE
Interest on deposits	11,198	11,943	11,655
Interest on other borrowed funds	—	—	—
Total Interest Expense	11,198	11,943	11,655
Net Interest Income	24,610	23,687	21,363
Provision for credit losses	450	300	300
Net Interest Income After Provision for Credit Losses	24,160	23,387	21,063
NONINTEREST INCOME
Service charges on deposit accounts	1,383	1,452	1,368
Debit card income, net	992	960	1,022
Mortgage loan income	530	652	456
Brokerage income	1,325	924	987
Loan and deposit income	459	463	492
Bank-owned life insurance income	213	216	202
Gain (Loss) on equity securities	44	(91)	(31)
SBIC income	280	346	352
Other income (loss)	46	73	80
Total Noninterest Income	5,272	4,995	4,928
OPERATING EXPENSES
Personnel expenses	10,023	9,769	9,550
Occupancy and equipment expenses	1,794	1,716	1,616
Technology expenses	835	884	709
Advertising	333	313	337
Other business development expenses	558	486	475
Data processing expense	288	681	347
Other taxes	612	547	737
Loan and deposit expenses	62	334	(42)
Legal and professional expenses	632	658	618
Regulatory assessment expenses	391	428	404
Other operating expenses	1,060	1,024	1,122
Total Operating Expenses	16,588	16,840	15,873
Income Before Income Tax Expense	12,844	11,542	10,118
Income tax expense	2,492	2,236	1,930
Net Income	$10,352	$9,306	$8,188

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	March 31, 2025			December 31, 2024
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,089,712	$28,270	5.41%	$2,072,858	$28,285	5.34%
Securities - taxable	559,752	3,871	2.77%	555,622	3,636	2.62%
Securities - tax-exempt	189,729	985	2.08%	190,470	987	2.07%
Interest-bearing deposits in other banks	243,751	2,661	4.37%	225,660	2,699	4.74%
Nonmarketable equity securities	2,330	21	3.56%	2,307	23	3.99%
Total interest-earning assets	3,085,274	$35,808	4.64%	3,046,917	$35,630	4.60%
Allowance for credit losses	(21,789)			(21,824)
Noninterest-earning assets	107,295			109,992
Total assets	$3,170,780			$3,135,085
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,341,885	$5,641	1.70%	$1,263,775	$5,658	1.78%
Time deposits	592,368	5,557	3.80%	599,910	6,285	4.17%
Total interest-bearing deposits	1,934,253	11,198	2.35%	1,863,685	11,943	2.55%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,934,253	$11,198	2.35%	1,863,685	$11,943	2.55%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	884,484			918,804
Accrued interest and other liabilities	25,336			29,567
Total noninterest-bearing liabilities	909,820			948,371
Stockholders’ equity	326,707			323,029
Total liabilities and stockholders’ equity	$3,170,780			$3,135,085
Net interest income		$24,610			$23,687
Net interest spread			2.29%			2.05%
Net interest margin			3.17%			3.04%
Net interest margin FTE(3)			3.22%			3.09%
Cost of deposits			1.61%			1.71%
Cost of funds			1.47%			1.56%
(1)Includes average outstanding balances of loans held for sale of $2.6 million and $3.2 million for the three months ended March 31, 2025 and December 31, 2024, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	March 31, 2025			March 31, 2024
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,089,712	$28,270	5.41%	$2,015,063	$25,893	5.09%
Securities - taxable	559,752	3,871	2.77%	569,600	3,048	2.14%
Securities - tax-exempt	189,729	985	2.08%	197,817	1,016	2.05%
Interest-bearing deposits in other banks	243,751	2,661	4.37%	224,301	3,039	5.42%
Nonmarketable equity securities	2,330	21	3.56%	2,240	22	3.95%
Total interest-earning assets	3,085,274	$35,808	4.64%	3,009,021	$33,018	4.35%
Allowance for credit losses	(21,789)			(21,402)
Noninterest-earning assets	107,295			100,486
Total assets	$3,170,780			$3,088,105
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,341,885	$5,641	1.70%	$1,261,361	$5,680	1.81%
Time deposits	592,368	5,557	3.80%	582,847	5,975	4.12%
Total interest-bearing deposits	1,934,253	11,198	2.35%	1,844,208	11,655	2.54%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,934,253	$11,198	2.35%	1,844,208	$11,655	2.54%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	884,484			913,114
Accrued interest and other liabilities	25,336			25,055
Total noninterest-bearing liabilities	909,820			938,169
Stockholders’ equity	326,707			305,728
Total liabilities and stockholders’ equity	$3,170,780			$3,088,105
Net interest income		$24,610			$21,363
Net interest spread			2.29%			1.81%
Net interest margin			3.17%			2.80%
Net interest margin FTE(3)			3.22%			2.83%
Cost of deposits			1.61%			1.70%
Cost of funds			1.47%			1.56%
(1)Includes average outstanding balances of loans held for sale of $2.6 million and $2.0 million for the three months ended March 31, 2025 and 2024, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Tangible common equity
Total stockholders’ equity	$333,316	$319,739	$299,314
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$331,770	$318,193	$297,768
Realized common equity
Total stockholders’ equity	$333,316	$319,739	$299,314
Adjustments:
Accumulated other comprehensive (income) loss	56,358	60,247	62,700
Total realized common equity (non-GAAP)	$389,674	$379,986	$362,014
Common shares outstanding	6,777,657	6,777,238	6,892,448
Book value per share	$49.18	$47.18	$43.43
Tangible book value per share (non-GAAP)	$48.95	$46.95	$43.20
Realized book value per share (non-GAAP)	$57.49	$56.07	$52.52

Tangible assets
Total assets	$3,186,432	$3,149,594	$3,073,298
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,184,886	$3,148,048	$3,071,752
Total stockholders’ equity to assets	10.46%	10.15%	9.74%
Tangible common equity to tangible assets (non-GAAP)	10.42%	10.11%	9.69%